Exhibit 99.1

News Release

M.D.C. HOLDINGS REPORTS SELECTED PRELIMINARY

2020 FIRST QUARTER RESULTS; EARNINGS RELEASE AND CONFERENCE CALL SCHEDULED FOR MAY 5TH

DENVER, COLORADO, Thursday, April 2, 2020. M.D.C. Holdings, Inc. (NYSE: MDC), one of the nation’s leading homebuilders, today reported selected preliminary results for the 2020 first quarter. These results are preliminary and unaudited.

2020 First Quarter Highlights and Comparison to 2019 First Quarter (preliminary and unaudited)

●	Net new home orders of 2,399 vs. 1,956
●	New home deliveries of 1,547 vs. 1,358
●	Ending homes in backlog of 4,653 vs. 3,534

2020 March Highlights and Comparison to 2019 March (preliminary and unaudited)

●	Net new home orders of 611 vs. 834
o	Cancellations as a percentage of gross new home orders of 31.8% vs. 15.4%
o	Cancellations as a percentage of homes in beginning backlog of 6.0% vs. 4.5%
●	New home deliveries of 712 vs. 648

March 31, 2020 Financial Position Highlights (preliminary and unaudited)

●	Total liquidity of approximately $1.4 billion
o	Total cash and investments of approximately $450 million
o	More than $950 million of availability under homebuilding line of credit (maturity of December 2023)
●	No senior note maturities until 2024
●	Quarterly cash dividend of thirty-three cents ($0.33) per share declared on April 1, 2020

As a result of the Coronavirus/COVID-19 pandemic, we experienced increasingly adverse business conditions, especially in the latter half of March, which negatively impacted our operating results. It is unclear how long these adverse conditions will persist or how they will impact our results in future periods.

MDC will release its 2020 first quarter earnings before the market opens on Tuesday, May 5, 2020. MDC will host a teleconference the same day at 12:30 pm ET. The live teleconference will be available by calling 866-652-5200 and requesting to join the M.D.C. Holdings, Inc. conference call. A replay of the teleconference will be available through May 12, 2020 by calling 877-344-7529 and entering Access Code # 10141482.

A webcast of the teleconference will be available live at www.mdcholdings.com, and beginning two hours after the call, a replay of the webcast will be available on the website.

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 205,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle and Portland. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Forward-Looking Statements

Certain statements in this release, including any statements regarding our business, financial condition, results of operation, cash flows, strategies and prospects, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MDC to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic conditions, including the impact of the COVID-19 pandemic, changes in consumer confidence, inflation or deflation and employment levels; (2) changes in business conditions experienced by MDC, including restrictions on business activities resulting from the COVID-19 pandemic, cancellation rates, net home orders, home gross margins, land and home values and subdivision counts; (3) changes in interest rates, mortgage lending programs and the availability of credit; (4) changes in the market value of MDC’s investments in marketable securities; (5) uncertainty in the mortgage lending industry, including repurchase requirements associated with HomeAmerican Mortgage Corporation’s sale of mortgage loans (6) the relative stability of debt and equity markets; (7) competition; (8) the availability and cost of land and other raw materials used by MDC in its homebuilding operations; (9) the availability and cost of performance bonds and insurance covering risks associated with our business; (10) shortages and the cost of labor; (11) weather related slowdowns and natural disasters; (12) slow growth initiatives; (13) building moratoria; (14) governmental regulation, including orders addressing the COVID-19 pandemic, the interpretation of tax, labor and environmental laws; (15) terrorist acts and other acts of war; (16) changes in energy prices; and (17) other factors over which MDC has little or no control. Additional information about the risks and uncertainties applicable to MDC's business is contained in MDC's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. MDC undertakes no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or webcasts should be consulted.

Contact:	Robert N. Martin Senior Vice President and Chief Financial Officer 1-866-424-3395 IR@mdch.com